Exhibit 99.1

News Release

Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309
Tel: 404 853 1400
Fax: 404 853 1420
AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS DECLARES

QUARTERLY DIVIDEND

ATLANTA, January 10, 2008 – The Board of Directors of Acuity Brands, Inc. (NYSE: AYI) today declared a quarterly dividend of 13 cents per share (an annualized rate of 52 cents per share). The dividend is payable on February 1, 2008 to shareholders of record on January 21, 2008. This represents a decrease of 2 cents per share and reflects the Company’s previously announced plans to adjust the dividend amount following the spin-off of the specialty products business, now known as Zep Inc. (Zep), in anticipation that the future annual dividend amount paid by Zep combined with the future annual dividend amount paid by Acuity Brands would equal the annual dividend amount paid by Acuity Brands prior to the spin-off.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting. With fiscal year 2007 net sales of approximately $2.0 billion, Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLighting®, MetalOptics® and Antique Street Lamps™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 7,000 associates and has operations throughout North America and in Europe and Asia.